Exhibit 99.1

Wesco Aircraft Holdings Reports Results for

Fiscal 2015 Second Quarter

VALENCIA, Calif., May 7, 2015 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2015 second quarter ended March 31, 2015.

Fiscal 2015 Second Quarter Highlights

•                  Net sales were $385.6 million, an increase of 18 percent compared to the second quarter of fiscal 2014; organic sales declined 12 percent.

•                  Organic sales were down three percent when adjusted for a one-time sale in the second quarter of fiscal 2014 and the impact of foreign currency movements.

•                  Diluted earnings per share were $0.24 compared to $0.25 in the fiscal 2014 second quarter; adjusted diluted earnings per share were $0.29 compared to $0.33 in the fiscal 2014 second quarter.

•                  Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $54.8 million, compared to $54.4 million in the second quarter of fiscal 2014.

•                  Free cash flow was $36.5 million, compared to a negative $9.0 million in the fiscal 2014 second quarter.

•                  The company suspends guidance for fiscal 2015 to allow its new chief executive officer and chief financial officer time to assess the business and its forecasting processes.

Fiscal 2015 Second Quarter Results

Net sales in the fiscal 2015 second quarter were $385.6 million, an increase of 18 percent compared to $327.4 million in the prior-year period, primarily driven by the acquisition of Haas Group on February 28, 2014. Wesco Aircraft’s organic sales (excluding the Haas acquisition) decreased 12 percent in the fiscal 2015 second quarter compared to the prior-year period.

Net sales in the fiscal 2014 second quarter included a one-time sale of $26.4 million due to a customer-driven order pull-forward that was previously disclosed. Excluding this sale and the impact of foreign currency movements, organic sales would have declined by three percent. This decrease in organic sales was largely due to production-related issues with a narrowbody commercial jet customer and build-rate declines in certain military platforms. These issues are expected to continue for the remainder of fiscal 2015.

In the fiscal 2015 second quarter, ad hoc and contract sales as a percentage of total net sales represented 23 percent and 77 percent, respectively, compared to 30 percent and 70 percent, respectively, for the same period last year. The change in mix primarily reflects the Haas acquisition and was consistent with the first quarter of fiscal 2015.

Net income in the fiscal 2015 second quarter was $23.0 million, or $0.24 per diluted share. Adjusted net income was $28.2 million, or $0.29 per diluted share, compared to $32.0 million, or $0.33 per diluted share in the same period last year. The change primarily reflects the decline in organic sales, as well as an increase in interest expense and a higher effective tax rate.

Adjusted EBITDA in the fiscal 2015 second quarter was $54.8 million compared to $54.4 million in the same period last year.

Dave Castagnola, Wesco Aircraft’s recently appointed president and chief executive officer, said, “While this is only my first week at Wesco, I know the entire Wesco team agrees that our results so far this year have not been satisfactory. We need to drive organic growth, operate with greater efficiency and deliver better results. We will deploy more rigorous business and financial planning, accelerate the integration of Haas Group, align our team around common goals and initiatives, and develop one culture that reflects the best of all facets of the company. Wesco Aircraft is a great company with a strong heritage, a value proposition that our customers appreciate, an excellent reputation for service, and an outstanding group of employees. I am excited to be here and look forward to working with the team to build a stronger future.”

Castagnola added, “Given Wesco’s recent history of disappointing our investors with our guidance as well as our performance, I have decided that until I am confident we can deliver on our commitments, we are suspending guidance. We will revisit this decision once I have had a chance to complete a review of the business and our financial planning processes, at which point we can evaluate the form of guidance that is appropriate for our company.”

Fiscal 2015 Year-to-Date Results

Net sales in the first six months of fiscal 2015 were $759.3 million, an increase of 38 percent compared to $552.1 million in the prior-year period. The net sales increase was driven primarily by the Haas acquisition.

Wesco Aircraft’s organic sales (excluding the Haas acquisition) decreased six percent in the fiscal 2015 year-to-date period compared to the same period last year. Net sales in the first six months of fiscal 2014 also included the $26.4 million one-time pull-forward sale, as well as a $6.4 million settlement related to the termination of a contract. Additionally, foreign currency movements negatively impacted sales in the first six months of fiscal 2015 by one percent. Excluding these factors, organic sales would have been flat.

Net income in the first six months of fiscal 2015 was $42.8 million, or $0.44 per diluted share. Adjusted net income in the fiscal 2015 year-to-date period was $52.9 million, or $0.54 per diluted share, compared to $57.9 million, or $0.60 per diluted share in the same period last year.

Adjusted EBITDA in the first six months of fiscal 2015 was $103.6 million, compared to $99.0 million in the first six months of fiscal 2014.

Conference Call Information

Wesco Aircraft will hold a conference call to discuss its fiscal 2015 second quarter results at 2:00 P.M. PDT (5:00 P.M. EDT) today, May 7, 2015. The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international). Participants will need to enter passcode 39538700.

The conference call also will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).

Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 39538700. The telephonic replay will be available until May 14, 2015 at 11:59 P.M. PDT.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The company believes it offers one of the world’s broadest inventory of aerospace products, comprised of more than 600,000 active stock keeping units, including hardware, bearings, tools, electronic components, machined parts and chemicals. Wesco Aircraft has more than 2,700 employees across 82 locations in 19 countries.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

Non-GAAP Financial Information

Adjusted net income represents net income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an assumed effective tax rate.

Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income.

Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income.

Adjusted EBITDA represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.

Organic sales represent total net sales less net sales attributable to Haas Group, which was acquired in February 2014.

Free cash flow represents cash from operations less purchases of property and equipment.

Wesco Aircraft utilizes and discusses adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, organic sales and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believe these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, organic sales and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See Exhibits 4 and 5 for reconciliations of adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA and organic sales to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; the company’s ability to effectively manage its inventory; the company’s ability to successfully integrate the acquired business of Haas Group Inc. in a timely fashion; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; fluctuations in the company’s financial results from period-to-period; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill) and legal proceedings; the company’s ability to establish and maintain effective internal control over financial reporting; environmental risks; risks related to the handling, transportation and storage of chemical products; the company’s dependence on third-party package delivery companies; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.

The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Jeff Misakian

Vice President, Investor Relations

661-362-6847

Jeff.Misakian@wescoair.com

Exhibits:

Exhibit 1:	Consolidated Statements of Income (Unaudited)

Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)

Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)

Exhibit 4:	Non-GAAP Financial Information (Unaudited)

Exhibit 5:	Non-GAAP Financial Information — Organic Sales (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014

Net sales	$385,559	$327,360	$759,255	$552,082
Cost of sales	270,623	228,271	532,450	374,935
Gross profit	114,936	99,089	226,805	177,147
Selling, general and administrative expenses	70,619	56,567	143,197	94,012
Income from operations	44,317	42,522	83,608	83,135
Interest expense, net	(9,346)	(5,833)	(18,719)	(10,055)
Other income, net	791	20	1,039	774
Income before provision for income taxes	35,762	36,709	65,928	73,854
Provision for income taxes	(12,716)	(12,397)	(23,152)	(25,172)
Net income	$23,046	$24,312	$42,776	$48,682

Net income per share:
Basic	$0.24	$0.25	$0.44	$0.51
Diluted	$0.24	$0.25	$0.44	$0.50

Weighted average shares outstanding:
Basic	96,907	95,584	96,885	95,223
Diluted	97,726	97,639	97,739	97,298

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	March 31, 2015	September 30, 2014

Assets
Cash and cash equivalents	$102,245	$104,775
Accounts receivable, net	280,836	301,668
Inventories	797,668	754,400
Other current assets	17,215	28,015
Deferred income taxes	49,145	49,188
Total current assets	1,247,109	1,238,046
Long-term assets	1,148,328	1,174,228
Total assets	$2,395,437	$2,412,274

Liabilities and Stockholders’ Equity
Accounts payable	$163,117	$159,608
Other current liabilities	29,166	31,596
Income taxes payable	7,815	5,884
Capital lease obligations—current portion	1,589	1,578
Long-term debt—current portion	43,187	23,437
Total current liabilities	244,874	222,103
Capital lease obligations	1,857	2,606
Long-term debt	1,014,469	1,079,219
Deferred income taxes	112,337	113,218
Other long-term liabilities	4,286	2,838
Total long-term liabilities	1,132,949	1,197,881
Total liabilities	1,377,823	1,419,984
Total stockholders’ equity	1,017,614	992,290
Total liabilities and stockholders’ equity	$2,395,437	$2,412,274

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Six Months Ended
	March 31, 2015	March 31, 2014
Cash flows from operating activities
Net income	$42,776	$48,682
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Amortization of intangible assets	8,000	4,088
Depreciation	5,262	3,191
Amortization of deferred financing costs	2,158	1,170
Bad debt and sales return reserve	2,011	596
Non-cash foreign currency exchange	(1,029)	(2,268)
Non-cash stock-based compensation	4,650	3,055
(Income) loss from equity investment	(248)	7
Excess tax benefit related to stock options exercised	(151)	(6,691)
Deferred income tax provision	11	4,395
Gain on fixed asset disposals	(13)	—
Changes in assets and liabilities
Accounts receivable	12,449	(58,909)
Inventories	(45,051)	(39,542)
Prepaid expenses and other assets	(923)	(1,306)
Income taxes receivable	11,654	11,993
Accounts payable	6,380	3,471
Accrued expenses and other liabilities	(717)	(5,128)
Income taxes payable	2,253	(495)
Net cash provided by (used in) operating activities	49,472	(33,691)
Cash flows from investing activities
Purchases of property and equipment	(2,912)	(3,173)
Acquisition of business, net of cash acquired	(250)	(560,200)
Net cash used in investing activities	(3,162)	(563,373)
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	565,000
Repayment of long-term debt	(45,000)	—
Financing fees	—	(10,161)
Repayment of capital lease obligations	(789)	(576)
Excess tax benefit related to stock options exercised	151	6,691
Proceeds from exercise of stock options	418	6,355
Net cash (used in) provided by financing activities	(45,220)	567,309
Effect of foreign currency exchange rates on cash and cash equivalents	(3,620)	284
Net decrease in cash and cash equivalents	(2,530)	(29,471)
Cash and cash equivalents, beginning of period	104,775	78,716
Cash and cash equivalents, end of period	$102,245	$49,245

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014

EBITDA & Adjusted EBITDA
Net income	$23,046	$24,312	$42,776	$48,682
Provision for income taxes	12,716	12,397	23,152	25,172
Interest and other, net	9,346	5,833	18,719	10,055
Depreciation and amortization	6,680	4,229	13,262	7,280
EBITDA	51,788	46,771	97,909	91,189
Unusual or non-recurring items (1)	2,964	7,666	5,658	7,779
Adjusted EBITDA	$54,752	$54,437	$103,567	$98,968

Adjusted Net Income
Net income	$23,046	$24,312	$42,776	$48,682
Amortization of intangible assets	3,993	2,437	8,000	4,088
Amortization of deferred financing costs	1,139	645	2,158	1,169
Unusual or non-recurring items (1)	2,964	7,666	5,658	7,779
Adjustments for tax effect	(2,920)	(3,052)	(5,742)	(3,812)
Adjusted Net Income	$28,222	$32,008	$52,850	$57,906

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	96,907	95,584	96,885	95,223
Adjusted Net Income Per Basic Shares	$0.29	$0.33	$0.55	$0.61

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	97,726	97,639	97,739	97,298
Adjusted Net Income Per Diluted Shares	$0.29	$0.33	$0.54	$0.60

(1) Unusual and non-recurring items in the second quarter and year-to-date period of fiscal 2015 consisted of integration and other related expenses of $2,319 and $4,562, respectively, as well as expenses related to business realignment of $645 and $1,096, respectively. Unusual and non-recurring items in the second quarter and year-to-date period of fiscal 2014 consisted of integration and other related expenses of $7,393 and $7,506, respectively. Expenses related to business realignment of $273 also were recorded in the second quarter and first six months of fiscal 2014.

Exhibit 5

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands)

	Three Months Ended				Six Months Ended
	March 31, 2015	March 31, 2014	Increase / (Decrease)	Percent Change	March 31, 2015	March 31, 2014	Increase / (Decrease)	Percent Change
Consolidated
Consolidated net sales	$385,559	$327,360	$58,199	17.8%	$759,255	$552,082	$207,173	37.5%
Haas net sales	97,327	—	97,327		242,661	—	242,661
Consolidated organic sales	288,232	327,360	(39,128)	-12.0%	516,594	552,082	(35,488)	-6.4%

One-time demand pull forward	—	(26,440)	26,440		—	(26,440)	26,440
Contract settlement	—	—	—		—	(6,377)	6,377
Currency effects	3,748	—	3,748		4,674	—	4,674

Adjusted organic sales	$291,980	$300,920	$(8,940)	-3.0%	$521,268	$519,265	$2,003	0.4%